Exhibit 5.2

[Wilson Sonsini Goodrich & Rosati Letterhead]

May 23, 2006

Redback Networks Inc.

300 Holger Way

San Jose, CA 94134

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel for Redback Networks Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the sale of 1,927,500 shares of the Company’s common stock (the “Shares”) by Alta Partners Holdings, LDC and Alta Partners Discount Convertible Arbitrage Holdings (together, the “Alta Entities”) to TCV IV, L.P. and TCV IV Strategic Partners, L.P. (together, the “TCV Entities”) pursuant to the Registration Statement on Form S-3 (File No. 333-133903) (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) and the related prospectus and prospectus supplement filed with the Securities and Exchange Commission (the “Commission”).

The Shares are to be sold pursuant to a stock purchase agreement dated May 9, 2006 and amended on May 10, 2006, among the Alta Entities and the TCV Entities (such agreement, as amended, is herein referred to as the “Stock Purchase Agreement”). The original stock purchase agreement was filed as an exhibit to the Company’s Current Report on 8-K filed with the Commission on May 9, 2006 and the amendment was filed as an exhibit to the Company’s Current Report on 8-K filed with the Commission on May 19, 2006.

In connection with this opinion we have examined and relied upon the Registration Statement and related prospectus included therein, the prospectus supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect, the Stock Purchase Agreement, and such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (d) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus and in any prospectus supplements forming a part of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or in the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/S/ WILSON SONSINI GOODRICH & ROSATI